Exhibit 99.1

FOR IMMEDIATE RELEASE	NEWS RELEASE Contact: Robert M. Thornton, Jr. Chief Executive Officer (770) 933-7004

SUNLINK HEALTH SYSTEMS SUBSIDIARY SELLS CHESTATEE

REGIONAL HOSPITAL IN DAHLONEGA, GEORGIA

Atlanta, GA (August 19, 2016) — SunLink Health Systems, Inc. (NYSE:MKT: SSY) today announced that a subsidiary has sold its Chestatee Regional Hospital in Dahlonega, GA for approximately $15,000,000. The company expects to recognize an after tax gain (utilizing available net operating loss carry-forwards) of approximately $7,000,000 on the transaction which closed on August 19, 2016. A portion of the proceeds will be allotted for the payment of debt and the balance will be retained for working capital and general corporate purposes.

SunLink Health Systems, Inc. is the parent company of subsidiaries that operate one hospital, two nursing homes and related businesses in the Southeast and a specialty pharmacy company in Louisiana. For additional information on SunLink Health Systems, Inc., please visit the company’s website at www.sunlinkhealth.com.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, without limitation, statements regarding the company’s business strategy. These forward-looking statements are subject to certain risks, uncertainties and other factors, which could cause actual results, performance and achievements to differ materially from those anticipated. Certain of those risks, uncertainties and other factors are disclosed in more detail in the company’s Annual Report on Form 10-K for the year ended June 30, 2011 and other filings with the Securities and Exchange Commission which can be located at www.sec.gov.